Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-05987, 333-59941, 033-62887, 333-69306, 333-123232 on Forms S-8 of our report dated March 15, 2007, relating to the consolidated financial statements of Michael Baker Corporation and subsidiaries (the “Company”) incorporated by reference in the Annual Report on Form 10-K of Michael Baker Corporation for the year ended December 31, 2006, and of our reports on the Company’s financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting.
/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
March 15, 2007